UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2009

CERUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21937	68-0262011
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2411 Stanwell Drive

Concord, California 94520

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Employment Agreement with Kevin D. Green

Pursuant to the terms of Mr. Green’s employment letter, dated May 1, 2009, with Cerus Corporation (the “Company”), Kevin D. Green is eligible to receive in connection with his promotion to serve as the Company’s Vice President, Finance and Chief Accounting Officer:

•	an annual base salary of $220,000;

•

eligibility to participate in the Company’s Bonus Plan for Senior Management of Cerus Corporation, in accordance with the terms, conditions and limitations of the plan, a copy of which was filed as Exhibit 10.53 to the Company’s Quarterly Report on Form 10-Q (No. 000-21937) on May 2, 2006;

•

subject to approval of the Board of Directors, an option to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such shares at the time of grant, which shares shall vest according to the following schedule: one-eighth (1/8th) of the shares to vest six (6) months after the vesting commencement date and one-forty-eighth (1/48th) of the shares to vest on the first day of each month thereafter;

•

certain severance payments and benefits in the event that his employment is terminated without “cause” (as defined in Mr. Green’s employment letter) and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), including: six (6) months salary continuation of his then current base salary; payment of COBRA medical insurance coverage premiums, consistent with his then current coverage, for up to six (6) months; and accelerated vesting of any unvested shares subject to outstanding stock option grants; and

•

eligibility to participate in the Company’s Change of Control Severance Benefit Plan approved by the Compensation Committee of the Board of Directors on September 15, 2005 and amended as of December 11, 2008, a copy of which was filed as Exhibit 10.31 to the Company’s Quarterly Report on Form 10-Q (No. 000-21937) on April 30, 2009.

The foregoing description is a summary and is qualified in its entirety by reference to Mr. Green’s employment letter.

1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: May 6, 2009	By:	/s/ Howard G. Ervin
Howard G. Ervin,
Vice President, Legal Affairs

2.